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                                              EXHIBIT 4.1


      Exhibit 4.1 is an engraved specimen certificate (the "Certificate") representing fully paid and non-assessable shares of Mark IV Industries, Inc. (the "Corporation") Common Stock, $.01 par value per share.

      The Certificate states that the shares represented by the Certificate are transferable on the books of the Corporation by the holder in person or by duly authorized attorney upon presentation of the Certificate properly endorsed. The Certificate further states that it is not valid unless countersigned and registered by the transfer agent and registrar of the Corporation.

      The Certificate contains the facsimile signatures of William P. Montague, President of the Corporation, and Gerald S. Lippes, Secretary of the Corporation.

      The reverse side of the Certificate contains (i) an undertaking by the Corporation to furnish without charge to each stockholder who so requests, the powers, designations, preferences and relative participating optional or other special rights of each class of stock or series thereof of the Corporation, and the qualifications, limitations or restrictions of such preferences and/or rights and (ii) provisions for the holder to assign and transfer the Certificate.

      In addition, the reverse side of the Certificate states the following:

      "This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Mark IV Industries, Inc. (the "Company") and American Stock Transfer & Trust Company dated as of May 17, 1995 (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company. Under certain circumstances, as set forth in the Rights Agreement such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person, or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement, whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void."